Exhibit 5.1

January 16, 2004

Board of Directors

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, CA 90703

Ladies and Gentlemen:

This firm has acted as counsel to IMPCO Technologies, Inc. (the “Company”) in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of 1,500,000 shares of common stock, par value $0.001, of the Company (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Registration Statement, copies of the Articles of Incorporation, Bylaws, excerpts of minutes of meetings of the Board of Directors of the Company and such corporate records, documents, certificates and other agreements and instruments that we have deemed necessary or appropriate to enable us to render the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that when the Registration Statement is declared effective by the Securities and Exchange Commission and the Shares have been sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The law covered by the opinions expressed herein is limited to the laws of the State of Washington and the federal laws of the United States of America. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Davis Wright Tremaine LLP

/s/ Davis Wright Tremaine LLP